Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Turtle Beach Corporation

San Diego, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 18, 2019, relating to the consolidated financial statements, the effectiveness of Turtle Beach Corporation’s internal control over financial reporting, and schedules of Turtle Beach Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

April 2, 2019